Exhibit 4.8

AMENDMENT TO THE
ROCKWELL COLLINS RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective June 30, 2001)

The Plan is hereby amended, effective January 1, 2008 (or as otherwise provided herein), in the following respects:

1.         Section 1.070 is amended in its entirety, to read as follows:

1.070   Base Compensation means a Participant's compensation, not in excess of such sum as may be established pursuant to Code §401(a)(17) for any calendar year, including as such compensation:  (a) lump sum merit awards; (b), any amount which would be paid to the Participant absent elections under Sections 2.020(a) and 2.030(a); or (c) any amount which would be paid to the Participant absent an election to make elective employee contributions pursuant to a qualified cash or deferred arrangement under a cafeteria plan meeting the requirements of Code §125, and (d) effective June 7, 2008, overtime pay.  Base Compensation does not include compensation for extended workweek compensation, night work or other premium pay (other than overtime pay), bonuses, lump sum payments of severance compensation, any form of extra, contingent or supplementary compensation (including, but not limited to, lump sum payments for unused vacation), or compensation on the salaried payroll.

Effective January 1, 2008, Pre-tax Contributions may be made only from Base Compensation that constitutes “compensation” for purposes of Code § 415.  Compensation paid after termination of employment shall not be treated as “Base Compensation” unless it is regular compensation for services performed during employment, and is paid by the later of 2 ½ months after severance of employment or the end of the plan year in which such severance occurred.

2.         Section 1.400 is amended to read as follows, effective October 1, 2006:

1.400  Participating Unit means one of the following collective bargaining units:  International Brotherhood of Electrical Workers, Local Union No. 1362 - Cedar Rapids, Iowa; International Brotherhood of Electrical Workers, Local Union No. 1634 – Coralville, Iowa; and International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, Local Union No. 787 - Shiloh, Texas.

3.         Section 2.010 is amended, effective August 1, 2008, by adding new paragraphs (b) and (c) thereto, to read as follows:

(b)           Automatic Enrollment.  Effective August 1, 2008, an Eligible Employee (including Eligible Employees hired before August 1, 2008) will be deemed to have elected to contribute 1% of his Base Compensation on a pre-tax basis as a Pre-Tax Contribution, unless he has made a positive election not to participate (or to participate at a different level, as provided under Sections 2.020.   An Eligible Employee’s automatic enrollment under this provision shall take effect 45 to 60 days after he first becomes eligible to participate in this Plan (or in the case of Eligible Employees whose Eligible Employment Date was prior to August 1, 2008, on August 1, 2008), unless he has made a positive election not to participate, or to participate at a different level, by that date.  The Participant will be provided a notice of his automatic enrollment at least 30 days prior to the date such automatic enrollment will take effect.

(c)           Automatic Annual Increase in Contribution Percentage.  On the first day of May in each year, beginning May 1, 2009, an Eligible Employee who has elected (or been deemed to have elected) to contribute less than 6% of his Base Compensation as Basic Pre-Tax or Basic After-Tax Contributions shall be deemed to have elected to increase his Pre-tax Contributions by 1% of Base Compensation, unless he affirmatively elects not to have such automatic increase apply.  This annual increase shall apply to both affirmative elections under Section 2.020, deemed initial elections under Section 2.010(b), and deemed elections resulting from the application of this paragraph (c).  Notwithstanding the foregoing, however, in no case will this paragraph (c) apply to increase a participant’s total Pre-tax and After-Tax Contributions to greater than 6% of Base Compensation.

4.         Section 2.020 is amended, effective June 7, 2008, by replacing the phrase “1% to 15%” with the phrase “1% to 6%” each time that phrase occurs, and by adding the following paragraph at the end thereof:

The total amount elected to be deferred or deducted then made as Basic Pre-Tax and Basic After-tax Contributions may not exceed 6% of the Participant’s Base Compensation.  Any deferrals or deductions over this amount will be treated as Supplemental Pre-Tax or Supplemental After-tax Contributions, as applicable.

5.         Section 2.030 is amended, effective June 7, 2008,  to read as follows:

2.030    Supplemental Contributions - General.  A Participant who has made the elections and/or authorizations described in Section 2.020 will also be permitted to take either or both of the actions described in subsections (a) and (b) below:

(a)      elect to defer receipt of an amount equal to 7% through 50% of his regular Base Compensation (7% through 20% if the Participant is a Highly Compensated Employee, and to instead have that amount paid to the Plan as a Supplemental Pre-Tax Contribution to his Pre-Tax Contribution Account (all such deferrals to be elected in whole percentages); or

(b)      authorize having deducted (such deduction to be authorized in whole percentages) from his regular Base Compensation 7% through 50% and then have the amount of such deduction (as adjusted for all applicable taxes due on that amount) paid to the Plan as a Supplemental After Tax Contribution to his After Tax Contribution Account:

The percentages elected to be deferred or deducted then made as Supplemental Pre-Tax and After Tax Contributions, when combined with the Participant’s Basic Pre-Tax and After Tax Contributions, may not exceed 50% of the Participant’s Base Compensation.

6.           Section 2.060 is amended in its entirety, effective June 7, 2008, to read as follows:

2.060 Matching Contribution Formula - General.  The Company will contribute to the Plan on behalf of each Participant who has met the service requirement set forth in Section 2.070(a), and out of its current or accumulated profits, Company Matching Contributions equal to 50% of such Participant’s Basic Pre-Tax Contributions and Basic After-tax Contributions made pursuant to Sections 2.010 and/or 2.020.  Such Company Matching Contributions will be made in the form and subject to the limitations set forth in Section 2.070.

7.           A new Section 2.070 is added, effective January 1, 2008 to read as follows:

               2.070 Rules Concerning Matching Contributions.

(a)   Company Matching Contributions will not be made by the Company until a Participant has completed twelve (12) months of employment with the Company or an affiliated Company.

(b)   No Company Matching Contributions will be made with respect to a Participant’s Supplemental Pre-tax Contributions or Catch-Up Contributions, or with respect to any Supplemental After tax Contributions or Rollover Contributions or Transfer Contributions.

(c)     Company Matching Contributions will be made in the form of Rockwell Collins common stock, but may be made, in the discretion of the Board of Directors, in cash or in any combination of cash and Rockwell common stock.  Rockwell common stock which is contributed will be valued at the New York Stock Exchange closing price on the Valuation Date immediately preceding the date on which the contribution is made.

(d)     Company Matching Contributions, whether they are made in the form of Rockwell Collins common stock or cash, will be directed to the Rockwell Collins Stock Fund when they are contributed and, unless distributed to the Participant pursuant to Section 6.020 or transferred to an Investment Fund pursuant to the Participant’s election, will remain in the Rockwell Collins Stock Fund, along with any dividends or other earnings on such common stock or cash.

8.           Section 4.010(c) is amended by replacing the final portion thereof, beginning with “provided however,” with the following language:

provided however, if it is determined by the Plan Administrator that an investment election made by a Participant is invalid or defective, or if the Participant has failed to make an investment election, the Participant will be deemed to have elected to invest future contributions in the appropriate Freedom Fund which is applicable to his age (e.g., such a Participant who will be age 65 in calendar year 2025 will be deemed to have directed investment in the 2025 Freedom Fund).”

9.           Section 5.040 is amended by inserting the phrase “valued as of the Valuation Date on which the distribution is processed,” immediately prior to the phrase “pursuant to subsections (a) and (b)”, and by deleting the second sentence of paragraph (a).

10.           Section 6.030(c)(3) is amended by replacing the phrase “twelve (12) months” with the phrase “six (6) months.”

11.           Section 6.040 is deleted in its entirety, effective July 1, 2001.